SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940




   The undersigned investment company hereby notifies the Securities and Exchange Commission that it is registered under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                    FT FUNDS

                     ADDRESS AND PRINCIPAL BUSINESS OFFICE:

                           FEDERATED INVESTORS TOWER
                      Pittsburgh, Pennsylvania 15222-3779
                                 (412) 288-1900


               NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                           John W. McGonigle, Esquire
                           Federated Investors Tower
                      Pittsburgh, Pennsylvania 15222-3779

   Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

           Yes  XX                                No

   Pursuant to the requirements of the Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Pittsburgh and the State of Pennsylvania on the 23rd day of October, 1995.




By:  /s/ Peter J. Germain
   Peter J. Germain, Secretary
   Attorney In Fact
   for Jay S. Neuman,
   President and Trustee